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                                                                    EXHIBIT 99.3

                     1996 CREDIT MANAGEMENT SOLUTIONS, INC.
                         NON-QUALIFIED STOCK OPTION PLAN


GENERAL PLAN INFORMATION

         This Prospectus relates to 2,650,000 shares of the common stock ("Common Stock"), par value $0.01 per share, of Credit Management Solutions, Inc. (the "Company"), which will be offered upon exercise of options granted or to be granted under the 1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan (the "Plan").

         The Company was formed under the laws of the State of Delaware for the purpose of reincorporating Credit Management Solutions, Inc., a Maryland corporation ("CMSI-Md") on November 8, 1996. The Board of Directors of the Company adopted the Plan at its meeting on November 15, 1996 in order to exchange on a one for one basis stock options issued by CMSI-Md under an identical predecessor plan upon consummation of the reincorporation. The Plan was approved by the unanimous consent of the sole stockholder of the Company on November 15, 1996 and the predecessor plan was approved by the Board of Directors of CMSI-Md on June 27, 1996 (the "Effective Date") and ratified by the unanimous consent of the stockholders of CMSI-Md on October 10, 1996. The Plan is to continue in effect for a period of ten years from the Effective Date (i.e., June 27, 2006), unless earlier terminated or extended by the Company. Because the Company consummated its initial public offering on December 17, 1996, the Plan is subject to stockholder approval at the first annual meeting of stockholders following the consummation of the offering.

         Pursuant to the Plan, 2,750,000 shares of Common Stock were reserved for issuance by the Company upon exercise of stock options (the "Options") to be awarded to non-employee directors and employees who have significantly contributed and will significantly contribute to the growth and earnings of the Company. [100,000 shares of Common Stock issued pursuant to the Plan have previously been registered.] Options granted under the Plan do not qualify as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Board of Directors may from time to time amend the terms of the Plan and, with respect to any shares at the time not subject to Options, suspend or terminate the Plan. However, no amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Option, alter or impair any rights or obligations under any Option theretofore granted.

         The Plan is not qualified under Section 401(a) of the Code and it is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended.

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         The statements herein concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the Plan document as filed as Exhibit 4.1 to the Registration Statement of which this Prospectus is a part.

         Additional updating and other information with respect to the Plan and the Common Stock offered hereby may be provided in the future to Optionees by means of one or more supplements or appendices to this Prospectus. Additional information about the Plan (including a copy of the Plan), plan administration, and the Company may be obtained at the Company's principal offices, which are located at 5950 Symphony Woods Road, Columbia, Maryland 21044. The Company's telephone number is (410) 740-1000.

ADMINISTRATION

         The Plan is administered by a committee of the Company's Board of Directors (the "Committee"). The Plan provides that the Committee will consist of not less than two directors of the Company. The members of the Committee are appointed by the Board and serve at the pleasure of the Board. Members of the committee are "non-employee directors" within the meaning of Rule 16b-3 promulgated under Rule 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). A majority of the entire Committee shall consist of a quorum, and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

         Subject to the express provisions of the Plan and resolutions adopted by the Board, the Committee has sole and complete authority to select participants and grant Options, to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to the Plan, and to determine the form and content of Options to be issued under the Plan. In addition, the Committee is authorized to make all other determinations deemed necessary or advisable for the administration of the Plan and shall have and may exercise such other power and such authority as may be delegated to it by the Board from time to time. All decisions, determinations and interpretations of the Committee shall be final and conclusive to all persons affected thereby.

         Additional information about the Plan and the Committee may be obtained from the Company at the address of the Company listed under "General Plan Information." For a list of the current members of the Committee, see "Administration" at Appendix A.

PURPOSE

         The purpose of the Plan is to promote the interests of the Company by attracting and retaining non-employee directors and employees who have significantly contributed


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and will significantly contribute to the growth and earnings of the Company by providing them with the opportunity to acquire Common Stock.

SECURITIES TO BE OFFERED

         The aggregate number of shares of Common Stock which may be issued pursuant to Options granted or to be granted under the Plan is 2,750,000 shares, subject to certain adjustments for changes in the capital structure of the Company, as described below. See "Recapitalization, Merger, Consolidation, Reorganization and Similar Transactions." Any shares subject to an Option under the Plan which expire, become unexercisable or are forfeited for any reason without having been exercised will again be available for issuance under the Plan.

ELIGIBILITY TO PARTICIPATE IN PLAN

         Discretionary grants of Options to purchase Common Stock under the Plan may be awarded to non-employee directors and employees of the Company or any parent or subsidiary of the Company. Non-employee directors shall each receive an Option to purchase 5,000 shares of Common Stock at the commencement of each year of such person's directorship.

         For a description of the number of persons currently eligible to participate in the Plan and the number of persons actually participating in the Plan, see "Participation in the Plan" at Appendix A.

PURCHASES OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

         TERM OF THE PLAN. Unless previously terminated, the Plan shall continue in effect for a term of ten years from the Effective Date, after which no further Options may be granted. The future expiration of the Plan, or its termination by the Board, will not affect any Option previously granted.

         STOCK OPTION AGREEMENT. The Options granted under the Plan are evidenced by a stock option agreement (the "Option Agreement") substantially in the form of the Option Agreement filed as exhibits to the Registration Statement of which this Prospectus is a part. Each Option Agreement, and any amendment thereto, will contain terms and conditions consistent with the requirements of the Plan as the Committee shall determine. The Option Agreement shall constitute the only form of reports that Optionees shall receive related to the status of Options granted or which are exercisable under the Plan. The Plan provides that the Board of Directors of the Company may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Option, provided that no such modification, extension or renewal shall confer on the Optionee any right or benefit which could not be conferred by the grant of a new Option at such time, and shall not alter or impair any rights or


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obligations under the Option without the Optionee's consent.

         OPTION PRICE. The exercise price for the purchase of shares subject to an Option at the date of grant shall be less than 100 percent (100%) of the fair market value of the shares covered by the Option on the date of grant. Options shall vest as determined by the Committee. The exercise price of the Options must be paid for in full in cash or in shares of Common Stock, or a combination of both. In the sole discretion of the Committee, payment of the exercise price may be made by promissory note.

         If the Common Stock is listed on a national securities exchange (including the Nasdaq National Market or Nasdaq SmallCap System) at the time of granting an Option, then the exercise price per share shall not be less than the average of the highest and lowest selling price on such exchange on the date such Option is granted; or if there were no sales on said date, then the exercise price shall be not less than the mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange at the time of the granting of an Option, then the exercise price per share shall be not less than the mean between the bid and asked price on the date the Option is granted or, if there is no bid and asked price on said date, then on the immediately next business day on which there was a bid and asked price. If no such bid and asked price is available, then the exercise price per share shall be determined by the Committee.

         OPTION PERIOD. The term of exercisability of an Option granted under the Plan shall be established by the Committee, but may not be for more than ten years from the date of grant of the Option.

         In the event that an Optionee ceases to serve as an employee of the Company for any reason other than permanent and total disability or death, an exercisable Option will generally continue to be exercisable for three months after termination of employment, but in no event after the expiration date of the Option. In the event of the permanent and total disability or death of an Optionee during such service, an exercisable Option, and Options that become exercisable within two years, will continue to be exercisable for two years from the date employment ceases, but in no event after the expiration date of such Options. In the event the Optionee's employment is terminated for just cause, the Option will expire on the date the employee is terminated.

         Under the Plan, the Committee's determination regarding whether an Optionee's employment has ceased, and the effective date thereof shall be final and conclusive on all persons affected thereby. For a period of 180 days from December 18, 1996, with certain exceptions, no Optionee may directly or indirectly sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge, or otherwise dispose of shares of Common Stock acquired through the exercise of Options.

         NON-TRANSFERABILITY. No Option granted under the Plan is transferable other than


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by will, the laws of descent and distribution, or pursuant to the terms of a
"qualified domestic relations order" as that term is defined by the Code.

         CONDITIONS OF EXERCISE. Options may be exercised only during the periods specified in the Plan or the Option Agreement, certain information as to which is provided above (see "Option Period"). Except as described above and as may be limited by an Option Agreement, there is no limitation upon the number of Options that may be exercised in any one year, and Options not exercised in any one year may be exercised in subsequent years over the term of the Option. The Committee may impose additional conditions upon the rights of an Optionee to exercise any Option which are not inconsistent with the terms of the Plan.

         PAYMENT FOR OPTIONS. Under the Plan, full payment for each share of Common Stock purchased upon the exercise of any Option shall be made at the time of exercise of such Option and shall be paid in cash (in United States dollars), Common Stock, or a combination of cash and Common Stock. In the sole discretion of the Committee, full payment for each share may be made by the execution of a promissory note by the Optionee. No shares of Common Stock shall be issued under the Plan until full payment therefore has been received by the Company, and no Optionee shall have any of the rights of a shareholder of the Company until the shares of Common Stock are issued to him or her.

         ISSUANCE OF COMMON STOCK. Shares issued to Optionees upon exercise of Options may be either authorized but unissued shares or treasury shares. In either case, the Optionee shall not pay any fees, commissions, or other charges for such Common Stock other than the exercise price as stated in the Option Agreement. Cash proceeds from the sale of Common Stock issued pursuant to the exercise of Options will be added to the general funds of the Company to be used for general corporate purposes. Shares of Common Stock shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Common Stock shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the "1933 Act"), the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Common Stock may then be listed.

         The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Stock under the Plan shall relieve the Company of any liability in respect of the non-issuance or sale of such Common Stock. As a condition to the exercise of an Option, the Company may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from any additional registration requirements of federal or state securities laws.


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RECAPITALIZATION, MERGER, CONSOLIDATION, REORGANIZATION, AND SIMILAR
TRANSACTIONS

         The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Options (and the exercise price thereof) shall be proportionately adjusted for any increase, decrease, change, or exchange of Common Stock for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, stock split, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

         In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or
(iii) the sale or disposition of all or substantially all of the assets of the Company, all outstanding Options shall be surrendered. With respect to each Option so surrendered as to which the holder has become vested, the Committee shall in its discretion determine whether the holder of the vested Option shall receive options for securities in which the Common Stock is exchanged or a cash payment equal to the market value of the Common Stock on the date of the transaction less the exercise price of the Option. If by reason of such an adjustment, an Optionee becomes entitled to new, additional, or different shares of stock or securities, the new, additional or different shares of stock or securities shall be subject to all of the conditions and restrictions that were applicable to the Options for the Common Stock before the adjustment was made.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board of Directors may amend the terms of the Plan, and with respect to shares not subject to Options, suspend or discontinue the Plan, except that stockholder approval must be obtained for any amendment of the Plan that would change the number of shares subject to the Plan, change the category of persons eligible to be participants, or materially increase the benefits under the Plan.

RESTRICTIONS ON RESALE

         Unless specifically included as a term and condition of any Option, there are no restrictions on the resale of Common Stock acquired upon the exercise of Options, other than that for a period of 180 days from December 18, 1996, with certain exceptions, no Optionee may directly or indirectly sell shares of Common Stock acquired through the exercise of an Option. In addition, shares of Common Stock may be resold only in compliance with the registration requirements of the 1933 Act, and applicable state securities laws.

         Under the 1933 Act, affiliates of the Company generally may resell shares of Common Stock purchased pursuant to the Plan only (i) in accordance with the provisions


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of Rule 144 under the 1933 Act, or (ii) pursuant to an applicable current and effective registration statement under the 1933 Act.

         As defined in Rule 405 under the 1933 Act, an affiliate of the Company is a person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company. The determination of whether a person is an affiliate of the Company is primarily a factual one based upon whether he possesses, directly or indirectly, individually or in concert with others, the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting stock, by executive position, by membership on the Board, by contract or otherwise. Therefore, each Optionee should consult his counsel concerning whether he is an affiliate of the Company and the attendant restrictions on the resale under the 1933 Act of Common Stock acquired pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Under the Code, awards under the Plan will have the following consequences:

         1. The grant of an Option will not by itself result in the recognition of taxable income to the Optionee nor entitle the Company to a deduction at the time of such grant.

         2. The exercise of an Option will result in the recognition of ordinary income by the Optionee on the date of exercise in an amount equal to the difference between the Option exercise price and the fair market value, on the date of exercise, of the shares acquired pursuant to the exercise of such Option.

         3. The Company will be allowed a tax deduction for federal tax purposes equal to the amount of ordinary income recognized by an Optionee at the time the Optionee recognizes such ordinary income under an Option.

         The foregoing provides only a general summary of the federal income tax consequences applicable to Optionees under the Plan. Each Optionee is urged to consult his or her own tax advisor for information regarding applicable federal and state tax consequences.

ANNUAL REPORT TO SHAREHOLDERS

         The Company's financial statements for the period ended December 31, 1995, as contained in the Company's Registration Statement on Form S-1 (file number 333-14007) are incorporated herein by reference. In the future, the Company's latest Annual Report to Stockholders, including financial statements, will be mailed to all stockholders of record as of the close of business on such record date. Any person wishing to receive a copy of the Annual Report to Stockholders may obtain a copy by writing the Company at


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the address set forth below under "Additional Information."

ADDITIONAL INFORMATION

         Additional updating information with respect to the Common Stock and the Plan covered herein may be provided in the future to Optionees by means of appendices to this Prospectus. The nature and frequency of any reports to be made to Optionees as to their participation in the Plan will be determined by the Committee.

         The Company upon written or oral request, will provide without charge to any person to whom this Prospectus is delivered; a copy of the Plan, a copy of its latest Annual Report to Stockholders (when available) and a copy of any and all of the documents that have been incorporated by reference in Item 3 of
Part II of the Registration Statement of which this Prospectus is a part, and that such documents are deemed incorporated by reference in this 1933 Act
Section 10(a) Prospectus. Further, other documents required to be delivered to Optionees as specified in Item 9 of Part II of the Registration Statement are available upon request. Any such request can be oral or in writing and should be addressed to the Corporate Secretary, 5950 Symphony Woods Road, Columbia, Maryland 21044. The Registrant's telephone number is (410) 740-1000.

LEGAL OPINION

         The validity of the Common Stock offered hereby has been passed on for the Company by Manatt, Phelps & Phillips, LLP, 1501 M Street, N.W., Suite 700, Washington, D.C. 20005.


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                                                                      APPENDIX A

                        ADDITIONAL INFORMATION CONCERNING
                                       THE
                     1996 CREDIT MANAGEMENT SOLUTIONS, INC.
                         NON-QUALIFIED STOCK OPTION PLAN
                            (As of December 31, 1996)


ADMINISTRATION

         The Board has appointed Directors Graham and McDonnell as members of the Committee responsible for administration of the 1996 Credit Management Solutions, Inc. Non-Qualified Stock Option Plan (the "Plan"). Grants of Options under the Plan may be made by the Committee.

NUMBER OF SHARES SUBJECT TO PLAN

         On December 31, 1996, Options covering 2,462,800 shares of Common Stock were outstanding, which were previously granted at an average exercise price of $5.37 per share. As of the date of this Appendix A, previously issued Options for 100,000 shares of Common Stock had been exercised and 187,200 shares of Common Stock remain issuable under the Plan, which provides for the issuance of Options for a total of 2,750,000 shares of Common Stock.

PARTICIPATION IN THE PLAN

         As of December 31, 1996, the Company and its subsidiaries had approximately ___ employees who, in the opinion of the Company's management, are eligible to participate in the Plan. Of such persons, as of December 31, 1996, ___ non-executive employees held outstanding Options to purchase 517,900 shares of Common Stock, five (5) executive officers held Options to purchase 1,929,900 shares of Common Stock. Additionally, Options to purchase 5,000 shares of Common Stock each were held by three non-employee members of the Board of Directors of the Company.

OUTSTANDING AWARDS

         The following table presents information with respect to the outstanding Options under the Plans as of the date of this Appendix A.


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
-----------------------------------------------------------------------------------------------------------------------------
                                      Number of Shares
                                    Presently Subject to             Number of Persons               Average Exercise
        Date of Award                     Options                     Holding Awards                 Price Per Share
-----------------------------------------------------------------------------------------------------------------------------
June 27, 1996                            2,262,540                          58                             $5.00
-----------------------------------------------------------------------------------------------------------------------------
October 10, 1996                            32,360                           8                             $9.60
-----------------------------------------------------------------------------------------------------------------------------
November 4, 1996                           157,900                          45                             $9.60
-----------------------------------------------------------------------------------------------------------------------------
November 15, 1996                            5,000                           1                             $9.60
-----------------------------------------------------------------------------------------------------------------------------
December 4, 1996                             5,000                           1                             $9.60
-----------------------------------------------------------------------------------------------------------------------------
Total                                    2,462,800                         113                             $5.37
-----------------------------------------------------------------------------------------------------------------------------


                                       A-2